AMENDMENT TO THE
                              SWIFT ENERGY COMPANY
                             1990 COMPENSATION PLAN
               (AS LAST AMENDED AND RESTATED AS OF MAY 13, 1997)


     Amendment made as of this 9th day of May, 2000, by Swift Energy Company, a Texas corporation (the "Company").

                              W I T N E S S E T H:

     WHEREAS, the Company maintains the Swift Energy Company 1990 Stock Compensation Plan (as last amended and restated as of May 13, 1997)(the "Plan"); and

     WHEREAS, the Plan provides for granting of options only through April 1, 2000, except with respect to Awards then outstanding; and

     WHEREAS, the Company desires to allow ungranted options reserved under the Plan to continue to be granted through December 31, 2000; and

     WHEREAS, the Plan may be amended by the Company pursuant to Section 14(a) of the Plan, and the Company desires to amend the Plan:

     NOW, THEREFORE, effective on May 9, 2000, the Plan shall read as follows:

     1. Existing Section 5(a) is deleted in its entirety, and the following is substituted in its place:

          "(a) Term. The Plan shall terminate on December 31, 2000, except with respect to Awards then outstanding."

          IN WITNESS WHEREOF, this Amendment has been executed effective as of the day and year first above written.

                                        SWIFT ENERGY COMPANY



                                        /s/ A. Earl Swift
                                        ----------------------------------------
                                        A. Earl Swift
                                        Chief Executive Officer